                               AMENDMENT NO. 1 TO

                  STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

         AMENDMENT NO. 1, dated March 9, 2000 (this "Amendment"), to the STOCK PURCHASE AND RECAPITALIZATION AGREEMENT, dated as of February 8, 2000 (the "AGREEMENT"), by and among PAXAR CORPORATION, a New York corporation ("PARENT"), PAXAR CAPITAL CORPORATION, a New York corporation and a wholly- owned subsidiary of Parent ("SELLER"), INTERNATIONAL IMAGING MATERIALS, INC., a Delaware corporation and a wholly-owned subsidiary of Seller (the "COMPANY"), and CENTRE CAPITAL INVESTORS III, L.P., a Delaware limited partnership, and related partnerships listed on the signature page thereto (collectively, including such related partnerships and funds and other entities and other assignees under
Section 12.09, "BUYER").

                                    RECITALS

         Certain of the parties hereto are parties to the Agreement.

         The parties wish to provide in this Amendment for the allocation of Purchased Shares among the purchasers of such Purchased Shares at the Closing, as assignees of Buyer, and to give effect to the assignment of the rights to purchase certain of the Purchased Shares, all as permitted by the Agreement.

         The parties wish to provide for certain additional amendments to the Agreement to address the effective date of certain provisions contained therein, with the intent that the effective date of certain such provisions be February 29, 2000, notwithstanding the fact that the Closing occurs after such date.

         All shares amounts set forth herein are adjusted to give effect to the 100 for 1 stock split of the Common Stock to occur prior to the Closing. Without limiting the foregoing, the number of shares of Common Stock outstanding immediately prior to the Closing shall be 10,000 shares, of which 2,500 shares shall be "Redeemed Shares" under the Agreement and 7,500 shares shall be retained by Seller after the Closing.

         Certain capitalized terms used herein have the definitions set forth in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       BUYERS OF THE PURCHASED SHARES.

                  The parties hereto agree that, at the Closing, the purchasers of the Purchased Shares shall be as specified on Schedule I attached hereto, which specifies the name and address of each purchaser (including the address for notices under the Agreement), the number of shares to be acquired by each such purchaser, and the amount to be paid by each such purchaser. Each such purchaser shall be treated as a Buyer entitled to all the rights of, and subject to the obligations of, the Buyer under the Agreement (provided that certain management purchasers may also be parties to Employee Equity Participation Agreements providing for certain additional terms and conditions associated with the Purchased Shares being acquired by them). Each such Buyer hereby specifically represents and warrants to the Company as set forth in Section 3.08 of the Agreement.

         2.       CERTAIN AMENDMENTS TO THE AGREEMENT

                  (a) Section 1.04 of the Agreement is amended to replace certain references to the "Closing Date" and the "Closing" with references to February 29, 2000 (the "Effective Date"). Section 1.04, as so amended, is hereby amended and restated in its entirety as set forth below (changes in italics):

                           SECTION 1.04     Cash Redemption Payment Adjustment.

                           (a) Not more than thirty (30) days after the Closing Date, the Company shall deliver to Seller and Buyer a written statement (the "EFFECTIVE DATE STATEMENT") setting forth the Estimated Effective Date Working Capital (as defined in Section 1.04(f)(ii)) of the Company and its Subsidiaries at February 29, 2000 (the "EFFECTIVE DATE") prior to giving effect to the Transactions, and setting forth in reasonable detail the Company's calculation of such amounts, together with a representation by the Chief Financial Officer of the Company that the balance sheet of the Company upon which the Company's management relied in preparing the Effective Date Statement was prepared in accordance with GAAP using the same procedures and principles used in preparing the 1999 Balance Sheet (as such term is defined in Section 2.07(b)). An illustrative computation of Estimated Effective Date Working Capital, utilizing hypothetical values, is attached hereto as Schedule 1.04(a).

                                    (i) If the Estimated Effective Date Working
                  Capital is less than the Target Working Capital (as defined in Section 1.04(f)(iii)), then Parent, within 3 business days after receipt of the Effective Date Statement, shall pay to the Company by wire transfer of immediately available funds an amount equal to the difference between the Target Working Capital and the Estimated Effective Date Working Capital.

                                    (ii) If the Estimated Effective Date Working
                  Capital is greater than the Target Working Capital, then the Company, within 3 days after receipt of the Effective Date Statement, shall pay to Seller by wire transfer of immediately available funds an amount equal to the difference between the Target Working Capital and the Estimated Effective Date Working Capital.

         Any payment under clause (i) or (ii) shall include interest on the amount paid from the Closing Date to, but not including, the date of payment, at the prime rate as published in The Wall Street Journal on the Closing Date.

                           (b) Each of Seller, on the one hand, and Buyer, on the other hand, and their respective representatives and agents shall have sixty (60) days after the date of delivery of the Closing Statement to review the Effective Date Statement. During such sixty
         (60) day period, the Company shall provide to Seller and/or Buyer such information as Seller and/or Buyer may reasonably request from the Company in connection with Seller's and/or Buyer's review of the Effective Date Statement. Prior to the end of such sixty (60) day period, each of Buyer and Seller shall give to the other either written notice accepting the Effective Date Statement, or written notice of its disagreement with the Effective Date Statement (the "NOTICE OF DISAGREEMENT"). Any Notice of Disagreement shall specify the nature of any disagreement so asserted. If both parties give written notice accepting the Effective Date Statement or if both parties fail to give a Notice of Disagreement prior to the end of such sixty (60) day period, the Effective Date Statement shall at such time become final, binding and conclusive upon the parties and there shall be no further adjustments under this Section 1.04.

                           (c) In the event Buyer or Seller gives a Notice of Disagreement within the period set forth in Section 1.04(b), then, for a period ending no later than the ninetieth (90th) day after the date of delivery of the Closing Statement, Seller and Buyer shall seek in good faith to resolve in writing any disagreements set forth in the Notice of Disagreement. If during such period, Seller and Buyer agree in writing upon all of the amounts to be set forth in an Effective Date statement, such Effective Date statement as agreed upon shall be the "FINAL EFFECTIVE DATE STATEMENT" and shall be final, binding and conclusive upon the parties, and Section 1.04(e) shall apply.

                           (d) If Seller and Buyer are not able to resolve all of the disagreements in respect of matters set forth in the Notice of Disagreement during the period set forth in Section 1.04(c), then within ten (10) days after the expiration of such period, Seller and Buyer shall jointly select a nationally recognized, independent public accounting firm (the "ARBITRATOR") and shall submit to the Arbitrator the Effective Date Statement and the Notice of Disagreement for review and evaluation. If Seller and Buyer cannot agree on the selection of the independent public accounting firm to act as Arbitrator during such ten (10) day period, they shall immediately jointly request the American Arbitration Association to appoint such a firm and such appointment shall be final, binding and conclusive on the parties. Within thirty (30) days after the selection of the Arbitrator, the Arbitrator shall make a written determination of only the matters set forth in the Notice of Disagreement which are in dispute, which determination shall (i) apply the provisions of Section 1.04(a) hereof to such matters, (ii) be based solely on the presentations by Seller and Buyer, and not by independent review, of those issues in dispute and (iii) include the resulting computation of the Company's Effective Date Working Capital. The fees and expenses of the Arbitrator incurred in connection with services rendered pursuant to this Section 1.04 shall be borne equally by the Company and Seller. The Effective Date statement as determined in accordance with the report of the Arbitrator shall be the "FINAL EFFECTIVE DATE STATEMENT" and shall be final, binding and conclusive upon the parties, and Section 1.04(e) shall apply. Any award made pursuant to this Section 1.04 may be entered in and enforced by any court of competent jurisdiction. Nothing herein shall be construed to require the Arbitrator to follow the rules or procedures of any arbitration association.

                           (e) If either Section 1.04(c) or Section 1.04(d) is applicable, then within three (3) business days after the Final Effective Date Statement is determined under Section 1.04(c) or 1.04(d), as applicable:

                           (i) if the Effective Date Working Capital is less
                  than the Estimated Effective Date Working Capital, then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to such difference between the Effective Date Working Capital and the Estimated Effective Date Working Capital (the "OVERPAYMENT"), plus (B) interest accrued on the Overpayment from the Effective Date to, but not including, the date on which the amount of the Overpayment is paid, at the prime rate as published in The Wall Street Journal on the Closing Date, and


                           (ii) if the Effective Date Working Capital is greater
                  than the Estimated Effective Date Working Capital, then the Company shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the difference between the Effective Date Working Capital and the Estimated Effective Date Working Capital (the "UNDERPAYMENT"), plus (B) interest accrued on the Underpayment from the Effective Date to, but not including, the date on which the amount of the Underpayment is paid, at the prime rate as published in The Wall Street Journal on the Effective Date.

                                    All adjustments under this Section 1.04(e),
together with adjustments under Section 1.04(a), shall be treated as adjustments to the Initial Cash Redemption Payment payable hereunder.

                           (f)      Certain Definitions.

                           (i) "Effective Date Working Capital" means the
                  difference, as of the Effective Date, between (a) the sum of the cash, accounts receivable, inventory, deferred income Taxes and other prepaid expenses of the Company (in each case in this clause (a), so long as each is a current asset) less
                  (b) the accounts payable, accrued expenses and other current liabilities of the Company, in each case, determined in accordance with GAAP, and in a manner consistent with the preparation of the 1999 Balance Sheet (including the procedures and principles used in preparing the 1999 Balance Sheet).

                           (ii) "Estimated Effective Date Working Capital" means
                  the Effective Date Working Capital, as set forth on the Effective Date Statement delivered pursuant to Section 1.04(a).

                           (iii) "Target Working Capital" means $21,000,000,
                  provided, however, that if, at or prior to the Effective Date, insurance in respect of W/C Matters (as defined in Section 9.08) is obtained as contemplated by Section 9.08, then Target Working Capital means $21,000,000 plus the W/C Reserve (as defined in Section 9.08).

                           (g) For purposes of calculating the Estimated Effective Date Working Capital and the Effective Date Working Capital, all advances made by Parent or its Subsidiaries to the Company on or before the Effective Date and treated as liabilities of the Company shall be converted to and treated as capital of the Company. All advances made by Parent or its Subsidiaries to the Company after the Effective Date and on or before the Closing Date shall be treated as loans and shall credited to Parent for purposes of determining the amount of any payment due under Section 1.04(a).

         (b) ARTICLE IV of the Agreement is hereby amended by the addition of new Section 4.03, as follows:

                  "SECTION 4.03 Conduct of Business by the Company Between Effective Date and Pending the Closing. In addition to the agreements in Section 4.01, each of Parent, Seller and the Company covenants and agrees that, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, unless Buyer shall otherwise agree in writing and except as set forth in Section 4.01 of the Seller Disclosure Schedule or as contemplated by this

         Agreement, neither the Company nor any of its Subsidiaries shall, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer:

                           (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

                           (b) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for sales of assets in the ordinary course of business);

                           (c) (i) incur, guarantee or assume any Funded Debt or other indebtedness not currently outstanding; (ii) assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person (other than the Company or any of its wholly-owned Subsidiaries and other than any such items as existed on the Effective Date); (iii) make any loans or advances to any person (other than the Company or any of its Subsidiaries); or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.03(c);

                           (d) increase the compensation payable or to become payable to its officers or employees; or

                           (e) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.03(a) through (d) above.

                           (c) Section 6.06 is hereby amended and restated to
read in its entirety as follows (changes in italics):

                  "SECTION 6.06 Agreements and Covenants. Each of Parent, Seller and the Company shall have performed or complied in all material respects (except Section 4.03, which shall be complied with in all respects) with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by the Chief Executive Officer(s) and the Chief Financial Officer(s) of Parent, Seller and the Company (each acting in their capacity as such officer, and not individually)."

                           (d) Section 6.23 is hereby amended and restated to
read in its entirety as follows (changes in italics):

                  "SECTION 6.23 Debt at Closing. At Closing, the Company and its Subsidiaries shall have no obligations for indebtedness of any type (whether current portion or long term), including guarantees of indebtedness, other than (i) the indebtedness (both current portion and long-term) of approximately $180,000 payable to Fleet Bank (it being agreed that this Section 6.23 does not apply to mere accounts payable or similar current liabilities not related to borrowed money), (ii) the Company's obligations, if any, under the letter of credit dated February 17, 1998 with respect to W/C Matters issued by Fleet Bank (YS1091810), as amended by amendment dated March 1, 2000 (as so amended, the "Existing Letter of Credit") and (iii) advances from Parent or its Subsidiaries made after the Effective Date and on or before the Closing Date as contemplated by Section 1.04(g)."

                  (e)      Section 7.14 is hereby deleted.

                           (f) Section 9.06 is hereby amended and restated in
                                   its entirety as follows (changes in italics):

         SECTION 9.06      Tax Matters.

                  (a) Any tax sharing agreement between Parent, Seller and any of the Company and its Subsidiaries will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year), except for Parent or Seller's obligation to pay to the Company or its Subsidiaries any amounts payable thereunder, which shall not terminate. Notwithstanding the preceding, in the event the Closing occurs, no payment shall be made pursuant to any such tax sharing agreement with respect to Taxes attributable to the period from the Effective Date through the Closing Date, with such attributable Taxes being determined in accordance with the apportionment provisions of Section 9.06(c) (but with the Effective Date being substituted for the Closing Date and with such attributable Taxes being determined as though the Company and its subsidiaries were not affiliates with Parent or Seller).

                  (b) Parent and Seller, jointly and severally, agree to indemnify Buyer from and against the entirety of any Indemnified Liabilities Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Company and its Subsidiaries for Taxes of any Person other than any of the Company and its Subsidiaries (i) under Treasury Regulation
         Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (c) Parent will include the income of the Company and its Subsidiaries (including any income triggered into income by Treasury Regulation Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on Parent's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company and its Subsidiaries will furnish Tax information to Parent for inclusion in Parent's consolidated federal income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. Parent will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company and its Subsidiaries. Parent will take no position on such Tax Returns that relate to the Company and its Subsidiaries that would adversely affect the Company and its Subsidiaries after the Closing Date. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date in accordance with Treasury Regulation Section 1.1502-76(b)(2)(i). Taxes imposed on the basis of revenue, sales, receipts, profits, gains or the like will be apportioned in a manner consistent with the preceding sentence. Taxes other than Taxes that are described in the two preceding sentences and payable for a taxable period that includes, but does not end on, the Closing Date shall be allocated between the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date on the basis of the number of days in each such portion as compared to the number of days in the entire taxable period. Notwithstanding the preceding, in the event the Closing occurs, the Company and its Subsidiaries shall reimburse Parent and Seller for all Taxes borne by Parent or Seller and attributable to the period from the Effective Date through the Closing Date (except for Taxes arising as a result of the consummation of the transactions contemplated hereby), which attributable Taxes shall be determined in accordance with the apportionment provisions set forth in the preceding paragraph (but with the Effective Date being substituted for the Closing Date and with the Taxes attributable to such period being determined as though the Company and its Subsidiaries were not affiliated with Parent or Seller). Such reimbursement shall be made within five business days following delivery by Seller of a certificate setting forth in reasonable detail the amount of attributable Taxes (which certificate shall be delivered together with the Tax Return covering such period), unless the Company disputes the amount asserted to be the attributable Taxes, in which event such reimbursement shall be made within five business days following resolution of the amount of attributable Taxes by a mutually agreeable independent accountant, whose fees and costs shall be borne by the party whose position differs by the largest dollar amount from the final determination of such accountant.

                  (d) Parent will allow the Company and its counsel to participate in any audits of Parent's consolidated federal income Tax Returns to the extent that such returns relate to the Company and its Subsidiaries. Parent will not settle any such audit in a manner which would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

                  (e) Parent will immediately pay to the Company any Tax refund (or reduction in Tax liability) resulting from a loss or other Tax attribute of the Company or any Subsidiary during the period from the Effective Date through the Closing Date (determined in accordance with the provisions of the second paragraph of Section 9.06(c)) or from a carryback of a postacquisition Tax attribute of any of the Company and its Subsidiaries into the Parent consolidated Tax Return (such attribute being utilized, in the case of a carryover of an attribute of the Company or its Subsidiaries to a year in which attributes of Parent or its Subsidiaries are also carried, in accordance with the provisions of the Code or other applicable law, or, if there is no such provision, pro rata in accordance with the respective amounts of comparable attributes), when such refund or reduction is realized by the Parent group. Parent will cooperate with the Company and its Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. The Company agrees to indemnify Parent for any Taxes resulting from the disallowance of such Tax attribute on audit or otherwise.

                  (f) Parent will not elect to retain any net operating loss carryovers or capital loss carryovers of the Company and its Subsidiaries under Treasury Regulations Section 1.1502-20(g).

                  (g) Sections 9.08(b), (d) and (f) are hereby amended and restated in their entirety as follows (changes in italics):

                           "(b) If the insurance described in Section 9.08(a) is obtained on or prior to the Effective Date, then the costs thereof shall be borne in accordance with Section 9.08(c), and, as contemplated by Section 1.04(f)(iii), Target Working Capital shall be adjusted. If the insurance described in Section 9.08(a) is not obtained on or prior to the Effective Date or is never obtained, then Section 9.08(c) shall still apply, but there shall be no adjustment to Target Working Capital."

                                      * * *

                           "(d) For purposes hereof, the term "W/C RESERVE" means the reserve in respect of the W/C Matters, as of the Effective Date."

                                      * * *

                           "(f) Parent and Seller agree to use their best efforts to have any letter of credit required by any Governmental Authority in respect of W/C Matters under which the Company is the account party (including the Existing Letter of Credit) reissued naming Parent or Seller, and not the Company, as the account party as soon as practicable. Parent, Seller, the Company and Buyer agree to mutually cooperate to use reasonable efforts to reduce the amount of, or eliminate the requirement for, any letter of credit required by any Governmental Authority in respect of W/C Matters. In this connection, if such a letter of credit is required by a Governmental Authority to be maintained from and after the Closing, then the parties agree that
         (i) if the Company is named the account party under such letter of credit, Parent and Seller shall use their best efforts to have such letter of credit reissued naming Parent or Seller as the account party as soon as practicable; (ii) regardless of which party continues to maintain such letter of credit, Parent shall be responsible for the annual carrying cost thereof and the Company shall reimburse Parent for such annual carrying cost in a proportion equal to (x) the amount of W/C Liabilities required to be borne by the Company under Sections 9.08(a) - (e) divided by (y) the amount of the letter of credit; or
         (iii) the Company, on the one hand, and Parent, on the other hand, may maintain, at their own expense, separate letters of credit in an aggregate amount equal to the amount required by the Governmental Authority to be maintained, with the Company's maximum letter of credit obligation at any time being equal to the amount of W/C Liabilities still required to be borne by the Company under Sections 9.08(a) -
         (e)."

         3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflicts of law rules which might result in the application of the laws of any other jurisdiction).

         4. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         5. Agreement. Except as amended hereby, the Agreement is ratified, confirmed and in full force and effect.

                   [SIGNATURE PAGE TO AMENDMENT NO. 1 TO IIMAK

                           RECAPITALIZATION AGREEMENT]

                  IN WITNESS WHEREOF, Buyer, Parent, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                  PARENT:

                  PAXAR CORPORATION


                  By: /s/ Jack Plaxe
                      -----------------------
                      Name: Jack Plaxe
                      Title: Chief Financial Officer

                  SELLER:

                  PAXAR CAPITAL CORPORATION


                  By: /s/ Jack Plaxe
                      -----------------------
                      Name: Jack Plaxe
                      Title: Chief Financial Officer

                  THE COMPANY:

                  INTERNATIONAL IMAGING MATERIALS, INC.


                  By: /s/ Robert S. Stone
                      -----------------------
                      Name: Robert S. Stone
                      Title: Secretary

                   [SIGNATURE PAGE TO AMENDMENT NO. 1 TO IIMAK

                           RECAPITALIZATION AGREEMENT]

                  BUYER:

                  CENTRE CAPITAL INVESTORS III, L.P.
                  CENTRE CAPITAL INDIVIDUAL INVESTORS III, L.P. CENTRE CAPITAL OFFSHORE INVESTORS III, L.P. CENTRE CAPITAL TAX-EXEMPT INVESTORS III, L.P.
                  By:  Centre Partners III, L.P.,
                          as general partner of such partnerships
                          By:  Centre Partners Management LLC,
                                  attorney-in-fact

                               By: /s/ David B. Golub
                                   -----------------------
                                   Name: David B. Golub
                                   Title: Managing Director

                  CENTRE PARTNERS COINVESTMENT III, L.P.
                  By:  Centre Partners III LLC
                          as general partner

                               By: /s/ David B. Golub
                                   -----------------------
                                   Name: David B. Golub
                                   Title: Managing Director

                   /s/ Richard A. Marshall
                  -------------------------------------
                  Name: Richard A. Marshall

                  /s/ Nick S. Mandrycky
                  -------------------------------------
                  Name: Nick S. Mandrycky

                  /s/ David B. Lupp
                  -------------------------------------
                  Name: David B. Lupp

                  /s/ Susan R. Stamp
                  -------------------------------------
                  Name: Susan R. Stamp

                   [SIGNATURE PAGE TO AMENDMENT NO. 1 TO IIMAK

                           RECAPITALIZATION AGREEMENT]

                    /s/ Daniel J. Harrison
                  -------------------------------------
                  Name: Daniel J. Harrison

                    /s/ Vincent C. Dowell
                  -------------------------------------
                  Name: Vincent C. Dowell

                    /s/ Rick W. Wallace
                  -------------------------------------
                  Name: Rick W. Wallace

                   [SIGNATURE PAGE TO AMENDMENT NO. 1 TO IIMAK

                           RECAPITALIZATION AGREEMENT]

                  ALBION ALLIANCE LLC


                  By: _____________________________
                         Name:
                          Title:

                  SQUAM LAKE INVESTORS IV, L.P.
                  By:  GPI, Inc.
                          as general partner

                  By: /s/ Alan R. Harris
                      _____________________________
                         Name: Alan R. Harris
                          Title: Vice President

                   [SIGNATURE PAGE TO AMENDMENT NO. 1 TO IIMAK

                           RECAPITALIZATION AGREEMENT]

         ALLIANCE MEZZANINE FUND, L.P.

         By:          Albion Alliance LLC, its General Partner

         By:   /s/ Andrew H. Steuerman
               ________________________________
               Name:  Andrew H. Steuerman
               Title: Senior Vice President

         ALBION ALLIANCE MEZZANINE FUND, II, L.P.

         By:          AA MEZZ II GP, LLC, its General Partner

         By:          Albion Alliance LLC, its General Partner

         By:   /s/ Andrew H. Steuerman
               ________________________________
               Name:  Andrew H. Steuerman
               Title: Senior Vice President